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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                    FORM 15

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                       Commission File Number: 000-20603


                        PHYSICIAN SUPPORT SYSTEMS, INC.
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            (Exact name of registrant as specified in its charter)


                        ROUTE 230 AND EBY-CHIQUES ROAD
                          MT. JOY, PENNSYLVANIA 17552
                                (717) 653-5340
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    COMMON STOCK, $.001 PAR VALUE PER SHARE
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                     NONE
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [X]       Rule 12h-3(b)(1)(ii)     [ ]
        Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(2)(i)      [ ]
        Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
        Rule 12g-4(a)(2)(ii)    [ ]       Rule 15d-6               [ ]
        Rule 12h-3(b)(1)(i)     [X]

        Approximate number of holders of record as of the certification or notice date: 1

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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Physician Support Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       PHYSICIAN SUPPORT SYSTEMS, INC.

DATE: December 19, 1997                By: /s/ David S. Geller
                                           ------------------------------------

                                       Name:   David S. Geller
                                             ----------------------------------

                                       Title:  Chief Financial Officer
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